SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G *
                                 (Rule 13d-1(c))


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              Millipore Corporation
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    601073109
                                 (CUSIP Number)

                                 October 6, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 601073109                13G                    Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                                              Blue Ridge Limited Partnership
                                                                  13-3891223
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        1,869,900
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        1,869,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        1,869,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        3.39%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 601073109               13G                    Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                               Blue Ridge Offshore Master Limited Partnership
                                                                   98-0412446
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands, BWI
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        1,150,100
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        1,150,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        1,150,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        2.08%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 601073109               13G                    Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Blue Ridge Capital Holdings LLC
                                                                  13-3879585
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        1,869,900
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        1,869,900
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        1,869,900
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        3.39%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                        OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 601073109               13G                    Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     Blue Ridge Capital Offshore Holdings LLC
                                                                   52-2415816
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                        -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                        1,150,100
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                        -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                        1,150,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                        1,150,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                        2.08%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 601073109                13G                    Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                             John A. Griffin
                                                              Not Applicable
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                         -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                         3,020,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                         -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                         3,020,000
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                         3,020,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                         5.47%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                         IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 601073109               13G                    Page 7 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Millipore Corporation (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 290 Concord Road, Billerica, Massachusetts 01821.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) Blue Ridge Limited Partnership, a New York limited partnership ("BRLP"), with respect to the shares of Common Stock directly owned by it;

          (ii) Blue Ridge Capital Holdings LLC, a New York limited liability company ("BRCH"), with respect to the shares of Common Stock directly owned by BRLP;

         (iii) Blue Ridge Offshore Master Limited Partnership, a Cayman Islands exempted limited partnership ("BROMLP"), with respect to the shares of Common Stock directly owned by it;

          (iv) Blue Ridge Capital Offshore Holdings LLC, a New York limited liability company("BRCOH"), with respect to the shares of Common Stock directly owned by BROMLP; and

          (v) John A. Griffin with respect to the shares of Common Stock directly owned by BRLP and BROMLP.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of Mr. Griffin, BRLP, BRCH and BRCOH is 660 Madison Avenue, 20th Floor, New York, NY 10065-8405. The address of the business office of BROMLP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

      (c). Citizenship:

     BRLP is a limited partnership organized under the laws of the State of New York. BRCH is a limited liability company organized under the laws of the State of New York. BROMLP is an exempted limited partnership organized under the laws of the Cayman Islands. BRCOH is a limited liability company organized under the laws of New York. Mr. Griffin is a United States citizen.

CUSIP No. 601073109               13G                    Page 8 of 13 Pages

      (d). Title of Class of Securities:

     Common Stock, par value $1.00 per share (the "Common Stock")

      (e). CUSIP Number:

      601073109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.   Ownership.

The percentages used in Item 4 are calculated based upon the 55,188,131 shares of Common Stock outstanding, as reflected in the Company's Form 10-Q, as filed on August 8, 2008.

CUSIP No. 601073109                 13G                    Page 9 of 13 Pages

     A. BRLP
          (a) Amount beneficially owned: 1,869,900
          (b) Percent of class: 3.39%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,869,900
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,869,900

     B. BROMLP
          (a) Amount beneficially owned: 1,150,100
          (b) Percent of class: 2.08%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,150,100
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,150,100

     C. BRCH
          (a) Amount beneficially owned: 1,869,900
          (b) Percent of class: 3.39%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,869,900
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,869,900

     D. BRCOH
          (a) Amount beneficially owned: 1,150,100
          (b) Percent of class: 2.08%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 1,150,100
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 1,150,100

     E. John A. Griffin
          (a) Amount beneficially owned: 3,020,000
          (b) Percent of class: 5.47%
          (c)(i) Sole power to vote or direct the vote: -0-
            (ii) Shared power to vote or direct the vote: 3,020,000
           (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 3,020,000

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 601073109                 13G                   Page 10 of 13 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     BRCH, the general partner of BRLP, has the power to direct the affairs of BRLP, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. BRCOH, the general partner of BROMLP, has the power to direct the affairs of BROMLP, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. Mr. Griffin is the Managing Member of BRCH and BRCOH, and in that capacity directs their operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 601073109                 13G                   Page 11 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  October 16, 2008

                                 BLUE RIDGE LIMITED PARTNERSHIP

                                 By:   Blue Ridge Capital Holdings LLC, as
                                       General Partner


                                       By:     /s/  JOHN A. GRIFFIN
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 BLUE RIDGE OFFSHORE MASTER LIMITED PARTNERSHIP

                                 By: Blue Ridge Capital Offshore Holdings LLC, as General Partner


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 BLUE RIDGE CAPITAL HOLDINGS LLC


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 JOHN A. GRIFFIN


                                       /s/  John A. Griffin
                                       ----------------------

CUSIP No. 601073109                 13G                   Page 12 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-1(k)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated:  October 16, 2008

                                 BLUE RIDGE LIMITED PARTNERSHIP

                                 By:   Blue Ridge Capital Holdings LLC, as
                                       General Partner


                                       By:     /s/  JOHN A. GRIFFIN
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 BLUE RIDGE OFFSHORE MASTER LIMITED PARTNERSHIP

                                 By: Blue Ridge Capital Offshore Holdings LLC, as General Partner


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 BLUE RIDGE CAPITAL HOLDINGS LLC


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member

CUSIP No. 601073109                 13G                   Page 13 of 13 Pages


                                 BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC


                                       By:     /s/  John A. Griffin
                                               --------------------
                                       Name:   John A. Griffin
                                       Title:  Managing Member


                                 JOHN A. GRIFFIN


                                       /s/  John A. Griffin
                                       ----------------------